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                                                                      EXHIBIT 21


                           SUBSIDIARIES OF REGISTRANT



Stericycle of Arkansas, Inc., an Arkansas corporation

Stericycle of Washington, Inc., a Washington corporation

SWD Acquisition Corp., a Delaware corporation

Environmental Control Co., Inc., a New York corporation

Waste Systems, Inc., a Delaware corporation

3CI Complete Compliance Corporation, a Delaware corporation

Med-Tech Environmental Limited, an Ontario (Canada) corporation

Med-Tech Environmental (CDA), Ltd., a federal Canadian corporation

Bio-Med Waste Disposal Systems, Ltd., an Ontario (Canada) corporation

Med-Tech Environmental, Inc., a Delaware corporation

Med-Tech Environmental (MA), Inc., a Delaware corporation

507375 N.B. Ltd., a New Brunswick (Canada) corporation